Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications

Phone (386) 418-8888

REGENERATION TECHNOLOGIES ANNOUNCES 2004 SECOND QUARTER RESULTS

Company Will Hold Conference Call at 5:30 p.m. ET

ALACHUA, Fla. (July 22, 2004) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company’s net revenue was $23.1 million for the second quarter of 2004, the same level as second quarter 2003.

For the second quarter ended June 30, 2004, the company reported net income of $1.5 million and net income per diluted share of $0.06. Net income and net income per share for the second quarter 2003 were $1.9 million and $0.07, respectively.

“We have had some significant developments for RTI this quarter that will lead to long-term growth,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “The launch of the BioCleanse® Tissue Sterilization Process for musculoskeletal soft tissue, in addition to BioCleanse being referenced in The New England Journal of Medicine, has generated excitement in the medical community. What’s more, in the second quarter we passed the half million mark in distributing tissue sterilized through BioCleanse with zero incidence of infection.”

Outlook

For the third quarter 2004, management expects net revenues to be between $22 and $24 million, and net income per share is expected to be between $0.06 and $0.08. For the full year 2004, the company has set a goal for revenues of $95 million or an increase of 26 percent over 2003.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast today, July 22, 2004 at 5:30 p.m. ET to discuss 2004 second quarter results. The conference call can be accessed by dialing 888-913-9965, passcode RTIX. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through August 31, 2004 and can be accessed by calling 800-925-1760; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed more than 500,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Revenues:
Fees from tissue distribution	$22,400	$22,515	$45,482	$41,854
Other revenues	684	566	1,246	1,059

Total net revenues	23,084	23,081	46,728	42,913
Costs of processing and distribution	13,385	12,624	28,328	23,566

Gross profit	9,699	10,457	18,400	19,347

Operating Expenses	7,220	6,906	13,639	13,245

Operating income	2,479	3,551	4,761	6,102
Net interest expense	(162)	(516)	(412)	(747)

Income before income tax expense	2,317	3,035	4,349	5,355
Income tax expense	(810)	(1,154)	(1,461)	(2,075)

Net income	$1,507	$1,881	$2,888	$3,280

Net income per common share - basic	$0.06	$0.07	$0.11	$0.12

Net income per common share - diluted	$0.06	$0.07	$0.11	$0.12

Weighted average shares outstanding - basic	26,551,914	26,284,547	26,549,723	26,258,994

Weighted average shares outstanding - diluted	27,009,598	26,905,067	27,069,233	26,812,415

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Fees from tissue distribution:
Spinal	$14,976	$15,642	$30,847	$27,793
Sports medicine	2,275	1,921	5,055	4,413
Cardiovascular	1,604	1,317	3,131	2,518
General orthopedic	3,545	3,635	6,449	7,130
Other non-tissue	684	566	1,246	1,059

Total	$23,084	$23,081	$46,728	$42,913

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$10,783	$10,051
Restricted deposits	—	14,757
Accounts receivable - net	7,420	5,942
Inventories	41,272	41,655
Other current assets	6,355	6,177

Total current assets	65,830	78,582
Property, plant and equipment - net	42,558	43,689
Other assets	14,028	14,145

	$122,416	$136,416

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$7,547	$18,919
Other current liabilities	9,291	19,967

Total current liabilities	16,838	38,886
Other liabilities	10,026	5,133

Total liabilities	26,864	44,019

Total stockholders’ equity	95,552	92,397

	$122,416	$136,416

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$1,507	$1,881	$2,888	$3,280
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,098	1,199	2,198	2,413
Change in working capital	(11,953)	(2,777)	(12,814)	(5,742)
Other	520	1,101	419	2,166

Net cash (used in) provided by operating activities	(8,828)	1,404	(7,309)	2,117

Cash flows from investing activities:
Purchases of property, plant and equipment	(586)	(274)	(1,062)	(1,276)
Additional cash paid for purchases of assets	—	(250)	—	(250)

Net cash used in investing activities	(586)	(524)	(1,062)	(1,526)

Cash flows from financing activities:
Payment made to terminate swap agreement	—	—	(1,613)	—
Payments on capital lease and note obligations	(787)	(400)	(1,111)	(1,016)
Payment on note payable	—	—	(12,068)	—
Proceeds from issuance of term loan	—	—	9,000	—
(Increase) decrease in restricted deposits	—	(272)	14,757	(401)
Other	105	236	138	304

Net cash (used in) provided by financing activities	(682)	(436)	9,103	(1,113)

Net (decrease) increase in cash and cash equivalents	(10,096)	444	732	(522)
Cash and cash equivalents, beginning of period	20,879	8,845	10,051	9,811

Cash and cash equivalents, end of period	$10,783	$9,289	$10,783	$9,289